Exhibit 23.2

Consent of Independent Public Accounting Firm

The Board of Directors

Atrium European Real Estate Limited:

We consent to the use of our reports dated March 12, 2013 and March 15, 2012, with respect to the consolidated statements of financial position of Atrium European Real Estate Limited as of December 31, 2012 and 2011, and the related consolidated income statements and statements of comprehensive income, cash flows and changes in equity for each of the years in the two-year periods ended December 31, 2012 and December 31, 2011, respectively, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

(Signed) KPMG Channel Islands Limited

Jersey, Channel Islands

April 23, 2013